EXHIBIT 15

May 1, 2017

US Ecology, Inc.

251 E. Front St.

Boise, Idaho 83702

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of US Ecology, Inc. and subsidiaries for the three-month periods ended March 31, 2017 and 2016, as indicated in our report dated May 1, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, is incorporated by reference in Registration Statement Nos. 333-157529, 333-68868, 333-93105, 333-140419, 333-69863 and 333-207811 on Form S-8, Registration Statement No. 333-211807 on Form S-3, and Registration Statement No. 333-187003 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP